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September 23, 1997


Medford Co-operative Bank
60 High Street
Medford, MA 02155

Dear Sirs:

You have requested our opinion regarding Massachusetts income tax consequences of the proposed conversion of Medford Co-operative Bank (the "Bank") from a state-chartered mutual institution to a state chartered stock institution (the "Conversion"), the sale of all of the outstanding capital stock of the Bank to Mystic Financial Inc. (the "Holding Company"), a business corporation organized under the laws of the State of Delaware, and the sale by the Holding Company of up to 2,357,500 shares of its common stock, par value of $.01 per share (the "Common Stock") to the Bank's Eligible Account Holders, Supplemental Eligible
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Account Holders, Tax Qualified Employee Stock Benefit Plan, and to certain other parties, pursuant to the Plan of Conversion for Medford Co-operative Bank adopted by the Board of Directors of the Bank on June 11, 1997 (the "Plan"). These and related transactions are described in the Plan, as submitted to the Commissioner, the SEC and the FDIC in connection with the Conversion. We are rendering this opinion pursuant to Section 3 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan.

In connection with the opinions expressed below, we have relied upon originals or copies certified or otherwise identified to our satisfaction, of the Plan and of such corporate records of the Bank and the Holding Company as we have deemed appropriate. We have also relied, without independent verification, upon the July 24, 1997 letter of the Bank and the Holding Company to Thacher Proffitt & Wood containing certain representations. We have assumed that the Bank, the Holding Company and other parties will act in accordance with the Plan, and that the representation made by the Bank and the Holding Company in the foregoing letter are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
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Page Two

The Bank has received a federal tax opinion from Thacher Proffitt & Wood that, for federal income tax purposes, under current law:

1. The Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, and neither the Bank nor the Holding Company will recognize gain or loss as a result of the Conversion.

2. No gain or loss will be recognized by the Bank or the Holding Company upon the purchase of the Bank's capital stock by the Holding Company in the Conversion, or by the Holding Company upon the sale of shares of Common Stock pursuant to the Plan.

3. No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, the Bank in its stock form in exchange for their deposit accounts in the Bank in its mutual form.

4. The tax basis of the depositors' deposit accounts in the Bank in its stock form immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank in its mutual form immediately prior to the Conversion.

5. The tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holder's interest in the liquidation account of the Bank will be zero.

6. No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock pursuant to such subscription rights is equal to the fair market value of such stock.

7. The tax basis to the stockholders of the shares of Common Stock purchased in the Conversion pursuant to the subscription rights will be the amount paid therefor, and the holding period for such shares of Common Stock will begin on the date on which such subscription rights are exercised.

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Page Three

In rendering opinion 6, above, and its opinion regarding the tax basis of shares of Common Stock in 7, above, Thacher Proffitt & Wood have relied, without independent verification, on the opinion of R.P. Financial, Inc. that the nontransferable subscription rights have no value.

Bank Excise Tax

Bank is a state-chartered co-operative bank subject to Massachusetts Bank excise tax under MGL chapter 63, sections 1, 2 and 7. Holding company will be a Delaware chartered corporation subject to Massachusetts excise tax under MGL chapter 63, section 1, 2 and 7 or the excise imposed under MGL chapter 63, section 38B(b) if Holding Company is classified as a security corporation pursuant to that section.

MGL c. 63 (S)2 provides that "[e]very financial institution engaged in business in the commonwealth shall pay, on account of each taxable year, a tax measured by its net income, as defined in Section two A..." MGL c. 63, (S)1 defines net income for the purposes of Section 2 as "gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or an account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not credits, allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year." M.G.L. c. 63, (S)1 provides gross income is income as defined under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes, and evidences of indebtedness of any state, including this commonwealth.

MGL c 63 (S)1 provides the term "financial institution" includes any bank, banking association, trust company, federal or state savings and loan association, whether of issue or not, existing by authority of the United States, or any state, or a foreign country or any law of Massachusetts. Such financial institutions are subject to the tax rates at MGL c. 63, (S) 2A for their first taxable year beginning on or after January 1, 1995 that they are subject to Massachusetts tax. The term "financial institution" also includes a bank holding company and any subsidiary corporation or corporate trust which participates with it in the filing of a consolidated federal tax return and certain corporations subject to supervision by the Massachusetts division of banks or any corporation in substantial competition with financial institutions that derives more than 50% of its gross income, excluding non-recurring, extraordinary items, from loan origination, lending or a credit card activities.


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Page Four

Accordingly, based upon the facts and representation stated herein, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts excise tax effect of the planned reorganization that:

1. Provided that the Conversion qualities as a tax-free reorganization within the meaning of section 368(a)(1)(F) of the code, the Conversion will also qualify as a tax-free reorganization for Massachusetts excise tax purposes (Massachusetts Letter Rulings 84-11, 83-53 and 83-61).

2. No gain or loss shall be recognized by the Bank or the Holding Company on the receipt by the Bank of money from the Holding Company in exchange for shares of the Bank's capital stock or by the Holding Company upon receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11, Section 1032(a) of the Code).

3. The basis of the assets of the Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Massachusetts Letter Ruling 84-11, Section 362(b) of the Code).

4. The holding period of the assets of the Bank shall include the period during which the Bank held the assets immediately prior to the Conversion (Section 1223(2) of the Code and Massachusetts Letter Ruling 84-11).

5. No gain or loss will be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the constructive issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account of the Bank after the Conversion in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Massachusetts Letter Ruling 84-11 and Section 354(a) of the Code).



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Page Five

6. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a) and Massachusetts Letter Ruling 84-11). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter Ruling 84-11). Eligible Account Holders and Supplemental Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Massachusetts Letter Ruling 84-11).

7. The basis of the deposit accounts in the Bank after the Conversion to be received by the Eligible Account Holders, Supplemental Eligible
     Account Holders and other depositors of the Bank will be same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code and Massachusetts Letter Rulings 84-11 and 83-61). The basis of the interests in the liquidation account of the Bank to be received by the Eligible Account Holders of the Bank shall be zero (Massachusetts Letter Rulings 84-11 and 83-61). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of nontransferable subscription rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-
     61). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

8. Under MGL Chapter 63, Sections 1,2 and 7, after the Conversion, the Bank will be treated as the same Bank as if the Conversion had not occurred (Massachusetts Letter Ruling 84-11). Accordingly:

     a) the part of the current taxable year of the Bank before the Conversion and the part of the current taxable year of the Bank after the Conversion will constitute a single taxable year of the Bank;

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Page Six

     b) the Bank will succeed to and take into account the net operating income of the Bank as of the date of the Conversion;

     c) for the current taxable year, the Bank may claim as a credit any estimated tax under MGL Chapter 63, Sections 2 paid by the Bank prior to the Conversion.

9. The lending of money from the Holding Company to the ESOP plan will not prevent Holding Company from qualifying as a Massachusetts Security Corporation provided that Holding Company does not conduct any other activities deemed impermissible under MGL Chapter 63, Section 38B, and the various regulations, announcements and letter rulings issued by the DOR.

Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair market value of zero. We understand that you have received a letter from R.P. Financial, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the, rights are exercised) and Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion assumes that the Conversion qualifies under Code Section 368(a) as a tax free reorganization. We understand that the federal tax opinion is being rendered by Thacher Proffitt & Wood.

We express no view regarding whether the Conversion qualifies as a tax free reorganization under the Code.

We consent to the inclusion of this opinion as an exhibit to the Application for Conversion and Form S-1 Registration Statement of Mystic Financial, Inc. and the references to and summary of this opinion in such Application for Conversion and Form S-1 Registration Statement.



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Page Seven

CONCLUSION
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THE OPINIONS CONTAINED HEREIN ARE RENDERED ONLY WITH RESPECT TO THE SPECIFIC
MATTERS DISCUSSED HEREIN AND WE EXPRESS NO OPINION WITH RESPECT TO ANY OTHER LEGAL, FEDERAL, STATE, OR LOCAL TAX ASPECT OF THESE TRANSACTIONS. THIS OPINION IS NOT BINDING UPON ANY TAX AUTHORITY INCLUDING THE MASSACHUSETTS DEPARTMENT OF REVENUE OR ANY COURT AND NO ASSURANCE CAN BE GIVEN THAT A POSITION CONTRARY TO THAT EXPRESSED HEREIN WILL NOT BE ASSERTED BY A TAX AUTHORITY.

IN RENDERING OUR OPINIONS WE ARE RELYING UPON THE RELEVENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, MASSACHUSETTS GENERAL LAWS AND THE REGULATIONS, JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS LETTER.

HOWEVER, ALL OF THE FOREGOING AUTHORITIES ARE SUBJECT TO CHANGE OR MODIFICATION WHICH CAN BE RETROACTIVE IN EFFECT AND, THEREFORE, COULD ALSO AFFECT OUR OPINIONS. WE UNDERTAKE NO RESPONSIBILITY TO UPDATE OUR OPINIONS FOR ANY SUBSEQUENT CHANGE OR MODIFICATION.

Very truly yours ,

Wolf & Company, P.C.